PRESS RELEASE

For Immediate Release	Contacts:
John Murray, President and CEO
Greg Melsen, VP Finance and CFO
Steve Schuster, VP and Treasurer
PLATO Learning, Inc.
952.832.1000

PLATO Learning, Inc.
Reports Solid First Quarter Fiscal Year 2003 Results

MINNEAPOLIS, MN — February 27, 2003 — PLATO Learning, Inc. (NASDAQ: TUTR) today announced revenues for its first quarter ended January 31, 2003 totaling $13.5 million, a $590,000, or 4% decrease versus the $14.0 million reported for the comparable period of fiscal 2002 but above the company’s earlier guidance. The net loss for the first quarter of 2003 was $3.4 million, or $0.20 per diluted share. A net loss of $1.4 million, or $0.08 per diluted share, was reported for the same period of 2002. As previously announced, the strategic NetSchools acquisition had a dilutive effect on the operating results for the three months ended January 31, 2003.

John Murray, President and Chief Executive Officer, said, “Our first quarter revenue achievement was very solid, especially when considering it was accomplished in a very tough educational funding environment. It must also be remembered that the first quarter of last year benefited from deals that were delayed following the events of 9/11. We are very proud of having achieved 18% compounded first quarter revenue growth over the past two fiscal years, while at the same time continuing to add to our deferred revenue base and collecting a substantial amount of cash.”

Mr. Murray added, “We also showed operating expense improvement as compared to the fourth quarter of fiscal 2002. Operating expenses declined during the quarter because of lower variable selling costs and more importantly due to staff reductions made in late November. Offsetting this improvement was $380,000 of severance and similar charges resulting from these personnel actions.”

Mr. Murray continued, “The K-12 funding environment continues to be impacted by growing state budget deficits. Although there have been requests for federal educational funding increases, we do not believe this funding improvement will be sufficient to offset state spending weaknesses. Our customer base is focused on school districts that are the primary recipients of Title I and technology program monies and thus we expect to be both direct and indirect beneficiaries of the proposed federal increases. We have continued to gain market share in this difficult environment because we offer total programmatic solutions to schools. Our acquisition strategy is enabling us to tap into funds previously not available to us. In particular, our new early reading products directly address the requirements of Reading First and enable us to pursue the significant funds appropriated by the federal government for this initiative. We are cautiously optimistic about the prospects for the remainder of fiscal 2003 and continue to believe we can achieve our targeted revenue growth and operating improvement.”

Mr. Murray highlighted additional key financial information:

•	Subscription based PLATO Web Learning Network orders in Q1 2003 totaled $880,000 versus $680,000 in the first quarter of last fiscal year.
•	Deferred revenue was $20.1 million at January 31, 2003 versus $10.2 million at January 31, 2002 and $18.8 million at October 31, 2002.
•	Non-current installment receivables were $1.9 million at January 31, 2003 versus $2.2 million at January 31, 2002 and $1.1 million at October 31, 2002.
•	Cash generated from operations was $959,000 for the first quarter of fiscal year 2003 versus $447,000 for the first quarter of fiscal year 2002.
•	Cash was $28.9 million at January 31, 2003, with no borrowings outstanding.
•	Stockholders’ equity was $109.8 million at January 31, 2003.

Quarterly Conference Call
A conference call to discuss this announcement is scheduled for today at 3:45 PM (CDT). The dial-in number for this call is 1-877-775-1746. Please call about ten minutes prior and inform the operator you are participating in PLATO Learning Inc.’s call. Should you be unable to attend the live conference call, a recording will be available to you from 6:00 p.m. on February 27, 2003 thru midnight March 6, 2003. To access the recording call: 1-800-642-1687. At the prompt, enter pass code number 7558739.

About PLATO Learning
PLATO Learning, Inc. is a leading provider of computer-based and e-learning instruction, offering basic to advanced level courseware in reading, writing, math, science, social studies, and life and job skills. The PLATO® Learning System and PLATO® Web Learning Network provide more than 4,000 hours of objective-based, problem-solving courseware and include assessment, alignment and management tools to create standards based curricula and facilitate the learning process. Revenues for the twelve months ended January 31, 2003 were approximately $74 million.

PLATO Learning, Inc. is a publicly held company traded as TUTR on the NASDAQ-NMS. PLATO® educational software and services are marketed to K-12 schools. The Company also sells to colleges, job training programs, correctional institutions, military education programs, corporations and consumers. PLATO software is delivered via networks, CD-ROM, the Internet and private intranets. It is available for immediate purchase and electronic download on the Company’s Web site.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, (952) 832-1000 or (800) 869-2000. The Company has domestic offices throughout the United States and international offices in the United Kingdom and Canada. International distributors are located in Puerto Rico, Singapore, South Africa and the United Arab Emirates. The Company’s Web address is www.plato.com.

Forward Looking Statements
Except for historical information contained herein, the disclosures in this news release are forward-looking statements made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties include: the availability and unpredictability of government funding on which our customers are dependent, the capital and operating spending patterns of our customers, the ability to attract and retain customers, the size, timing and product mix of customer orders, the introduction and acceptance of competitive products, our ability to adapt to technological changes and meet evolving industry standards, and our ability to economically introduce new products on a timely basis. These risks and other relevant risks are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002.

® PLATO is a registered trademark of PLATO Learning, Inc.

PLATO Learning, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	January 31,

	2003	2002

Revenues	$13,457	$14,047
Cost of revenues	1,928	2,055

Gross profit	11,529	11,992

Operating expenses:
Sales and marketing	10,971	9,696
General and administrative	2,475	1,820
Product development and customer support	3,134	2,781
Amortization of intangibles	401	194
Restructuring charge	380	—

Total operating expenses	17,361	14,491

Operating loss	(5,832)	(2,499)
Interest income	120	368
Interest expense	(24)	(42)
Other expense, net	(21)	(84)

Loss before income taxes	(5,757)	(2,257)
Income tax benefit	(2,350)	(900)

Net loss	$(3,407)	$(1,357)

Loss per share:
Basic and diluted	$(0.20)	$(0.08)

Weighted average common shares outstanding:
Basic and diluted	16,775	16,406